                      FIRST AMENDMENT TO LEASE AGREEMENT

      This FIRST AMENDMENT TO LEASE AGREEMENT ("Amendment") is entered into as of the 9th day of October, 2000 by and between ProLogis North American Properties Fund I LLC, a Delaware Limited Liability Company (the "Landlord") and 1-800-CONTACTS (the "Tenant").

                              W I T N E S S E T H:

      WHEREAS, Landlord and Tenant have entered into a Lease, dated as of the 13th day of October, 1998, pursuant to which Landlord Leased in Tenant certain premises located at 1130 South 3800 West, Unit 300 (such Lease, as heretofore and hereafter modified, being herein referred to as the "Lease").

      WHEREAS, Landlord and Tenant desire to extend the Lease on the terms and conditions set forth below:

      NOW THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Landlord and Tenant agree as follows:

      1. The current premises (the "Premises"), consisting of 34,850 square feet, will be increased by approximately 31,000 square feet (the "Expansion Premises") more commonly known as 1130 South 3800 West, Unit 500, Salt Lake City, Utah. Total square footage of the Premises and Expansion Premises (the "Total Premises") will equal 65,850 square feet. The Expansion Premises are depicted on Exhibit "A" attached hereto.

      2. The term for the Expansion Premises will commence on November 1, 2000 and expire on December 31, 2002, and the term for the Existing Premises will be extended with an expiration date of December 31, 2002.

      3. The Base Rent for the Expansion Premises will be $9,765.00 per month added in the existing rent of $11,674.75 per month due and payable on the 1st day of each calendar month.

      4. The Estimated Basic Operating Costs per month of the Expansion Premises, to be added to the existing monthly Estimated Operating Costs of $2,556.61, areas follows:

                      Property Taxes:   $  328.60
                      CAM               $1,472.50
                      Insurance         $  102.30
                      Other             $  372.00
                                        ---------
                                        $2,275.40

      5 Landlord agrees to furnish or perform at Landlord's sole cost and expense those improvements to the Premises (the "Tenant Improvements") specified below and Landlord shall be under no further obligation to perform any other improvements to the Premises or the Expansion Premises.

                  Landlord, at Landlord's expense, shall penetrate a 16'0" X 16'0" opening in wall connecting the spaces, and construct an additional 8'0" X 8'0" opening as a walkway between the spaces. Landlord shall also construct approximately 1,000 s.f. of office space. Landlord further warrants that all mechanical portions of the Expansion Premises are to be delivered in good operating condition. Lighting specifications of the Expansion Premises are as follows: 15' 30" above finished door.

      6.    One Renewal Option:

      (a) Provided that as of the time of the giving of the Extension Notice and the Commencement Date of the Extension Term, (x) Tenant is the Tenant originally named herein or a Tenant affiliate or successor by merger consolidation or transfer of assets as set forth in Paragraph 17 of the Lease, (y) Tenant actually occupies all of the Premises initially demised under this Lease and any space added to the Premises, and (z) no Event of Default exists or would exist but for the passage of time or the giving of notice, or both; then Tenant shall have the right to extend the Lease Term for an additional Term of 2 years (such additional term is hereinafter called the "Extension Term") commencing on the day following the expiration of the Lease term (hereinafter referred to as the "Commencement Date of the Extension Term"). Tenant shall give Landlord notice (hereinafter called the "Extension Notice") of its election to extend the term of the Lease Term at least 7 months, but not more than 12 months prior to the scheduled expiration date of the Lease Term.

      (b) The Base Rent payable by Tenant to Landlord during the Extension Term shall be the greater of (i) the Base Rent of $21,439.75 and (ii) the then prevailing market rate for comparable space in the Project and comparable buildings in the vicinity of the Project, taking into account the size of the Lease, the length of the renewal term, market escalations and the credit of Tenant. The Base Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord's not having to find a new tenant for such premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period). In the event Landlord and Tenant fail to reach an agreement on such rental rate and execute the Amendment (defined below) at least 5 months prior to the expiration of the Lease, then Tenant's exercise of the renewal option shall be deemed withdrawn and Lease shall terminate on its original expiration date.

      (c) The determination of Base Rent does not reduce the Tenant's obligation to pay or reimburse Landlord for operating expenses and other reimbursable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such operating expenses and other items with respect to the Premises during the Extension Term without regard to any cap on such expenses set forth in the Lease.

      (d) Except for the Base Rent as determined above, Tenant's occupancy of the Premises during the Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial Lease Term; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, renew or extend the Lease.

      (e) If Tenant does not give the Extension Notice within the period set forth in paragraph (a) above, Tenant's right to extend the Lease Term shall automatically terminate. Time is of the essence as to the giving of the Extension Notice.

      (f) Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Extension Terms. The Premises shall be tendered on the Commencement Date of the Extension in "as-is" condition, except as necessary, the re-carpeting of office in the original 34,850 s.f. Premises.

      (g) If the Lease is extended for the Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Lease Term and the other provisions applicable thereto (the "Amendment").

      (h) If Tenant exercises its right to extend the terms of the Lease for the Extension Term pursuant to this Addendum, the term "Lease Term" as used in the Lease, shall be construed to include, when practicable, the Extension Term, as applicable, except as provided in (d) above.

      7. Right of First Offer.

      (a) "Offered Space" shall mean the adjacent 17,850 sf which is located to the north of the initial Premises, 1130 South 3800 West, Unit 400, in the Crossroads Corporate Center #1, Salt Lake City, Utah.

      (b) Provided that as of the date of the giving of Landlord's Notice, (x) Tenant in the Tenant originally named herein, (y) Tenant actually occupies all of the Premises originally demised under this Lease and any premises added to the Premises, and (z) no Event of Default or event which but for the passage of time in the giving of notice, or both, would constitute and Event of Default has occurred and is continuing, if at any time during the Lease Term any lease for any portion of the offered space shall expire, then Landlord, before offering such Offered Space to anyone, other than the tenant them occupying such space (or it affiliates), shall offer to Tenant the right to include the Offered Space with the Premises on the same terms and conditions upon which Landlord intends to offer the Offered Space for lease.

      (c) Such offer shall be made by Landlord to Tenant in a written notice (hereinafter called the "First Offer Notice") which shall designate the space being offered and shall specify the terms which Landlord intends to offer with respect to any such Offered Space. Tenant may accept the offer set forth in the First Offer Notice by delivering to Landlord an unconditional acceptance (hereinafter called "Tenant's Notice") of such offer within five (5) business days after delivery by Landlord of the First Offer Notice to Tenant. Time shall be of the essence with respect to giving of Tenant's Notice. If Tenant does not accept (or fails to timely accept) an offer made by Landlord pursuant to the provisions of this Addendum with respect to the Offered Space designated in the First Offer Notice, Landlord shall be under no further obligation with respect to such space by reason of this Addendum.

      (d) Tenant must accept all Offered Space offered by Landlord at any one time if it desires to accept any of such Offered Space and may not exercise it right with respect to only part of such space. In addition, if Landlord desires to lease more than just the Offered Space to one tenant. Landlord may offer to Tenant pursuant to the terms hereof all such space which Landlord desires to lease, and Tenant must exercise it rights hereunder with respect to all such space and may not insist on receiving an offer for just the Offered Space.

      (e) If Tenant at any time declines any Offered Space offered by Landlord, Tenant shall be deemed to have irrevocably waived all further rights under this Addendum, and landlord shall be free to lease the Offered Space to third parties including on terms which may be less favorable to Landlord than those offered to Tenant.

      8. Any obligation or liability whatsoever of ProLogis North American Properties Fund I LLC, a Delaware Limited Liability Company, which may arise at any time under the Lease or this Amendment or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby, shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of its trustees, directors, shareholders, officers, employees, or agents regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

      9. Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control.

      10. Landlord and Tenant hereby agree that (a) this Amendment is incorporated into and made a part of the Lease, (b) any and all references to the Lease hereinafter shall include this Amendment, and (c) the

            Lease and all terms, conditions, provisions and exhibits of the Lease are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

      11. Tenant warrants that it has had no dealings with any broker or agent in connection with this Amendment other than Grubb & Ellis, and covenants to pay, hold harmless and indemnify Landlord from and against any and all costs, expenses of liability for any compensation, commissions, and charges claimed by any other broker or agent, with respect to this Amendment or the negotiation thereof with whom Tenant had dealings.

     IN WITNESS WHEREOF, the parties hereto have signed this First Amendment to Lease Agreement as of the day and year first above written.

     1-800-CONTACTS                    PROLOGIS NORTH AMERICAN PROPERTIES
                                       FUND I LLC, a Delaware Limited Liability
                                       Company by
                                       ProLogis Management Incorporated, Manager


     By: /s/ Kale Carlile              By: /s/ Ned K. Anderson
         ---------------------------       --------------------------
     Name:  Kale Carlile               Name:  Ned K. Anderson
            ------------------------        -------------------------
     Title: Director of Distribution   Title: Managing Director
            ------------------------    -----------------------------
            (Tenant)                    (Landlord)

                                [ProLogis LOGO]


                                           December 12, 2000

Mr. Kale Carlile
1800 CONTACTS
1130 South 3800 West, Suite 300
Salt Lake City, UT 84104

RE:   1130 South 3800 West, Suite 500

Dear Kale:

      Welcome to our Crossroads Corporate Center #1, Suite 500 in Salt Lake City, Utah. We would like to clarify some of the terms of your lease agreement with ProLogis North American Properties Fund I LLC.

Lease Commencement Date:                  December 10, 2000

Lease Expiration Date:                    December 31, 2002

                                                                December, 00
                                                                ------------
                                                                Proration
                                                                ---------

Base Rental per month:                    $9,765.00             $6,930.00

Monthly Estimated Operating Expenses      $2,275.40             $1,614.80

TOTALS                                    $12,040.40            $8,544.80

      Please forward payment of $8,544.80 as soon as possible for the month of December, 2000 to my attention at our local office. Coupons for 2001 with new estimated monthly charges will be forthcoming under separate cover.

      Rental payments are due by the 1st of each month. Please make every effort to ensure timely payment in order to avoid possible late fees.

      We are pleased to welcome you again as a customer in your new space at Crossroads Corporate Center #1 and look forward to continuing to work with you. Please indicate your agreement with the above changes to your lease by signing and returning the enclosed copy of this letter to me. If I can be of service, please do not hesitate to contact me.

                                Sincerely,

                                /s/ Lisa M. Logue
                                ------------------------------
                                Lisa M. Logue
                                Property Manager


Accepted by: /s/ Kale Carlile   12/20/00
             ---------------------------
             Kale L. Carlile      DATE
             1 800 CONTACTS